Exhibit 107

CALCULATION OF FILING FEE TABLES

FORM S-1

ABVC BioPharma, Inc.

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule(1)	Amount Registered	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (4)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be paid	Equity	Common Stock, $0.001 par value, issuable upon conversion of the 2nd Lind Note	457(i)	342,857	$3.5	(2)	$17,270,671	0.00014760	$$2,549.15
Fees to be paid	Equity	Common Stock, $0.001 par value, issuable upon exercise of the 2nd Lind Warrant	457(c)	1,000,000	$2	(3)	$2,000,000	0.00014760	$$295.20
	Equity	Common Stock, $0.001 par value, issuable upon exercise of the PA Warrant	457(c)	30,000	$2	(3)	$60,000	0.00014760	$$8.86
Fees previously paid
	Total Offering Amounts						$19,330,671		$2,853.21
	Total Fees Previously Paid								$-
	Total Fee Offsets								-
	Net Fee Due								$2,853.21

(1)	Pursuant to Rule 416 under the Securities Act, the shares registered hereby also include an indeterminate number of additional shares as may from time to time become issuable by reason of stock splits, distributions, recapitalizations or other similar transactions.

(2)	Represents the number of shares of Common Stock underlying the principal amount of the 2nd Lind Note, based on the initial exercise price of $3.50, subject to adjustment. The conversion price of the 2nd Lind Note shall be the lesser of (i) $3.50 (the “Fixed Price”), (ii) 90% of the three lowest VWAPs (as defined in the 2nd Lind Note) during the 20 trading days prior to conversion, provided however that so long as no Event of Default (as defined in the 2nd Lind Note) shall have occurred, the conversion price shall be at the Fixed Price for the first 180 days following the closing date.

(3)	Represents the number of shares of Common Stock underlying the 2nd Lind Warrant and 2nd PA Warrant, based on the initial exercise price of $2 per share, subject to adjustment.

(4)	Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by the Fee Rate.

Table 2: Combined Prospectuses (1)

Security Type	Security Class Title	Amount of Securities Previously Registered		Maximum Aggregate Offering Price of Securities Previously Registered		Form Type	File Number	Initial Effective Date
Equity	Common Stock, $0.001par value, issuable upon conversion of the Lind Note	3,527,778	(2)	$3,704,167.00		S-1	333-271416	June 8, 2023
Equity	Common Stock, $0.001 par value, issuable upon exercise of the Lind Warrant	5,291,677		$3,492,506.82	(3)	S-1	333-271416	June 8, 2023
Equity	Common Stock, $0.001 par value, issuable upon exercise of the PA Warrant	211,667		$139,700.22	(3)	S-1	333-271416	June 8, 2023

(1)	Pursuant to Rule 457(b) and Rule 429, no separate registration fee is payable with respect to the primary issuance or resale of such securities, as such securities were previously registered on the Prior Registration Statement.

(2)	Represents the number of shares of Common Stock underlying the principal amount of the Lind Note, based on the initial exercise price of $1.05, subject to adjustment.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act. The proposed maximum offering price per share is estimated to be $0.66, based on the average of the high ($0.69) and low ($0.63) sales prices of the Common Stock as reported by the Nasdaq Capital Market on April 20, 2023.